February 28, 2014
Scott J. Fulton

Dear Scott,
Infoblox Inc. (the “Company”) is pleased to offer you employment on the following terms;
Position. Your title will be Executive Vice President Product Strategy, and you will report to Robert Thomas, Chief Executive Officer. This is a full-time position, based in our Corporate office in Santa Clara, California. While you render services to the Company, you will not engage in any other employment, consulting or other business activity that would create a conflict of interest with the Company. We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company's understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.
Cash Compensation. The Company will pay you an annual salary at the rate of $300,000.00 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.
In addition, you will be eligible to receive two bonus elements; first, a non-guaranteed, discretionary quarterly bonus at a target of 40% of eligible earnings and an additional non-guaranteed, discretionary annual bonus at a target of 10% of eligible earnings.  Payment of both bonus elements will be based upon the attainment of internal company goals (pro-rated for the current period). The quarterly bonus will be paid in the next available payroll after the Company’s books have been closed for the quarter and the annual bonus will be paid in the next available payroll after the Company’s books have been closed for the fiscal year.  To be eligible for payment you must be actively employed at the time of payment.  Please note that no payouts are guaranteed and that the plan may be amended, terminated or replaced from time-to-time, with or without notice, by the Company’s Compensation Committee.

Employee Benefits. As a regular employee of the Company, you will continue to be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.
Equity: We will recommend to the Board of Directors of the Company that you be granted (i) the opportunity to purchase up to 40,000 shares of Common Stock of the Company under our 2012 Stock Option Plan (the "Plan") at an exercise price equal to the fair market value of the Company's Common Stock, as determined by the closing price of the Company’s Common Stock on the date of grant (the “Initial Option”) and (ii) 130,000 restricted stock units subject to the terms and conditions set forth in Company’s standard restricted stock unit agreement under the Plan (the “Initial RSU” and with the Initial Option, the “Initial Award”). Both the Initial Option and the Initial RSU will vest at the rate of 25% at the end of your first anniversary with the Company (the “Initial Tranche”). The remaining 75% of the Initial Option shall vest monthly over the next 36 months after the Initial Tranche in equal monthly amounts, so long as you remain actively employed by the Company; and the remaining 75% of the Initial RSU shall vest over the next 6 semi-annual periods after the Initial Tranche. The anticipated grant of the Initial Award by the Company is subject to the Board's approval; with respect to the Initial Award; and as such this letter is not intended to create any obligation on the part of the Company. Further details on the Plan and any specific option grant to you will be provided upon approval of such grant by the Company's Board of Directors.

Employee Stock Purchase Plan (ESPP): In accordance with the 2012 Employee Stock Purchase Plan, you may also be eligible to participate in the Company’s ESPP during the next enrollment period after your hire date.   Enrollment periods are June 1 - 20 and December 1 - 20.   Advance notification will be provided.

Change of Control. If the Company is subject to a Change Control (as defined in the Plan) before your service with the Company terminates and you are subject to an Involuntary Termination within 12 months after that Change in Control, then you will be vested in the shares purchasable under the option, as well as any grants previously granted under the Company Stock Option agreement, as if you had completed an additional 24 months of employment. In addition, the Company will continue to pay a monthly cash payment equal to your monthly base salary plus 1/12 of your annual bonus for a period of 9 months following the termination of your employment and in accordance with the Company’s standard payroll procedure. Your base salary and bonus rate will be paid at the rate in effect at the time of your termination of employment. If you elect to continue your health insurance coverage under COBRA following the termination of your employment, then the Company will pay the same portion of your monthly premium under COBRA as it pays for active employees until the earliest of (a) the close of the 9 month period following the termination of your employment, (b) the expiration of your continuation coverage under COBRA or (c) the date you become eligible for substantively equivalent health insurance coverage in connection with new employment.

However, this Section 5 will not apply unless you (i) have returned all Company property in your possession and (ii) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than 60 days after your Separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this Section 5. The salary continuation payments will commence within 60 days after your Separation and, once they commence, will include any unpaid amounts accrued from the date of your Separation. However, if the 60-day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year. “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Internal Revenue Code. If the Board of Directors adopts a program for executive officers offering severance benefits and accelerated vesting of equity awards in connection with a cessation of employment and/or Change in Control, and you are covered by that program, then the provisions of Sections 5 and 6 of this offer letter shall be superseded by that program at the time your eligibility for that program is effective; provided, that, the acceleration of vesting provided for in this Section 5 shall continue to apply and shall not be superseded as to the option described in Section 4 above, notwithstanding any contrary provisions of the Board-approved severance program.

“Involuntary Termination” means either (a) your involuntary discharge by the Company for reasons other than Cause or (b) your voluntary resignation within 12 months following (i) a change in your position that materially reduces your level of authority or responsibility, (ii) a reduction in your base salary by more than 10%, or (iii) receipt of notice that your principal workplace will be relocated more than 35 miles. A resignation will not be deemed to have occurred under subsection (b) in the preceding sentence unless you give the Company written notice of the condition within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving your written notice.

“Cause” means (a) an unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) a material breach of any agreement between you and the Company, (c) a material failure to comply with the Company’s written policies or rules, (d) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, (e) gross misconduct or (f) a continued failure to perform assigned duties after receiving written notification of such failure from the President & CEO, or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

Termination without Cause. In the event your employment with the Company is terminated for other than Cause, upon termination of your service with the Company, the Company will continue to pay a monthly cash payment equal to your monthly base salary for a period of 6 months following the termination of your employment, and in accordance with the Company’s standard payroll procedure. If you elect to continue your health insurance coverage under COBRA following the termination of your employment, then the Company will pay the sane portion of your monthly premium under COBRA as it pays for active employees until the earliest of (a) the close of the 6 month period following the termination of your employment, (b) the expiration of your continuation coverage under COBRA or (c) the date you become eligible for substantively equivalent health insurance coverage in connection with new employment.

However, this Section will not apply unless you (i) have returned all Company property in your possession and (ii) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than 60 days after your Separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this Section. The salary continuation payments will commence within 60 days after your Separation and, once they commence, will include any unpaid amounts accrued from the date of your Separation. However, if the 60-day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year. If you are eligible for the benefits set forth in Section 5 above, then you shall not also be eligible for the benefits set forth in this Section 6.

Tax Matters.Withholding. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes, and other deductions required by law.

Section 409A. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each salary continuation payment under Section 5 or 6 is hereby designated as a separate payment. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) the salary continuation payments under Section 5 or 6, as applicable, to the extent that they are subject to Section 409A of the Code, will commence on the first business day following (A) expiration of the six-month period measured from your Separation or (B) the date of your death and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when the salary continuation payments commence.    Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.
Section 280G. If any payments and other benefits provided for in this offer letter or otherwise constitute “parachute payments” within the meaning of Section 280G of the Code and, but for this Section 11(d), would be subject to the excise tax imposed by Section 4999 of the Code, then payments and other benefits will be payable to you either in full or in such lesser amounts as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, on your receipt on an after-tax basis of the greatest amount of payments and other benefits, by reducing payments in the following order: (i) cancellation of accelerated vesting of stock options that are out-of-the-money; (ii) reduction in cash payments; (iii) cancellation of accelerated vesting of all equity awards that are not out-of-the-money stock options; and (iv) other employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant.

Interpretation, Amendment and Enforcement. This letter agreement constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.
The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding law relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in California in connection with any Dispute or any claim related to any Dispute.

Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your continued employment with the Company, to adhere to the Company’s standard Proprietary Information and Inventions Agreement.

Background Check: This offer is contingent upon a satisfactory verification of criminal background. This offer can be rescinded based upon data received in the verification.
Reference Check: This offer of employment is also contingent upon completion of a reference check in accordance with company standards. Infoblox reserves the right to withdraw its offer of employment to you if the results of the reference check are not satisfactory, in the sole judgment of Infoblox.

Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).
Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
Interpretation, Amendment and Enforcement. This letter agreement constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding law relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in California in connection with any Dispute or any claim related to any Dispute.
We are very enthusiastic about the growth prospects for the Company and we know that you can play an important part in the evolution of our business. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on March 7, 2014. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your start date will be mutually determined by you and your manager.
Very truly yours,
Infoblox Inc.
Sincerely,

/s/ Robert D. Thomas
Robert D. Thomas
President and Chief Executive Officer

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein:

/s/ Scott J. Fulton
Scott J. Fulton

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